Exhibit 4.2

ZTO Express (Cayman) Inc. – Class A Ordinary Shares

(Incorporated under the laws of the Cayman Islands)

Number	Shares

US$1,000,000 Share Capital divided into

(i) 8,000,000,000 Class A Ordinary Shares of a par value of US$0.0001 each and

(ii) 1,000,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and

(iii) 1,000,000,000 Shares of a par value of US$0.0001 each

THIS IS TO CERTIFY THAT   [Name of Shareholder]   is the registered holder of   [No. of Shares]   Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED for and on behalf of the Company on                                            .

DIRECTOR

TRANSFER

I	(the Transferor) for the value received

DO HEREBY transfer to	(the Transferee) the

shares standing in my name in the

undertaking called ZTO Express (Cayman) Inc.

To hold the same unto the Transferee

Dated

Signed by the Transferor

in the presence of:

Witness	Transferor